Citigroup Funding Inc.	April 19, 2011
Medium-Term Notes, Series D
No. 2011 – MTNDG
Filed Pursuant to Rule 433
Registration Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in International Equities

ELKS® Based Upon the American Depository Shares Representing the Ordinary Shares of LDK Solar Co., Ltd.

Due July 22, 2011

Equity Linked Securities (“ELKS®”)

ELKS offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the ELKS will redeem for a fixed number of American Depository Receipts (“ADRs”) of the underlying equity (or, at your option, the cash value of those ADRs) at maturity if the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date. The value of these ADRs may be less than the stated principal amount of the investor’s initial investment and could be zero, and, except in limited circumstances, the investor has no opportunity to participate in any increase in the price of the underlying equity. Alternatively, if the trading price of the underlying equity never declines to or below the downside threshold price from but excluding the pricing date to and including the valuation date, the ELKS will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying equity. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the ELKS are subject to the credit risk of Citigroup Inc.

S U M M A R Y A T E R M S
Issuer:	Citigroup Funding Inc.
Guarantee:

Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Aggregate principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Maturity date:	July , 2011 (expected to be on or about July 22, 2011)
Payment at maturity:

For each  $10 ELKS: (1) a fixed number of ADRs of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those ADRs based on the trading price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines to or below the downside threshold price (to be determined on the pricing date), or (2) $10 in cash.

Equity ratio:	The stated principal amount divided by the initial equity price, subject to antidilution adjustments for certain corporate events. The equity ratio will be determined on the pricing date.
Downside threshold price:	$Space (60.00% of the initial equity price).
Initial equity price:	$Space, the closing price of the underlying equity on the pricing date.
Valuation date:	July , 2011 (expected to be three trading days before the maturity date)
Coupon:

10.00% to 11.50% per annum (approximately 2.50% to 2.88% for the term of the ELKS) (to be determined on the pricing date), paid at maturity and computed on the basis of a 360-day year of twelve 30-day months.

Underlying equity:	Ordinary Shares of LDK Solar Co., Ltd. as represented by ADRs (NYSE symbol: "LDK").
Pricing date:	April , 2011 (expected to price on or about April 19, 2011, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Issue date:	April , 2011 (three business days after the pricing date)
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP number:	17316G131
ISIN:	US17316G1316
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public	Underwriting fee (1)	Proceeds to issuer
Per ELKS	$10.0000	$0.1000	$9.9000
Total	$	$	$

(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.1000 for each ELKS they sell. See “Fees and selling concessions” on page 7.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED ELKS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

ELKS Product Supplement filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511035594/d424b2.htm

Prospectus Supplement and Prospectus filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

 ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Investment Overview

ELKS Equity LinKed Securities

ELKS pay a periodic, above-market, fixed rate coupon, on a per annum basis, in exchange for the risk that investors receive ADRs of the underlying equity worth less than the stated principal amount at maturity. At maturity, the ELKS will pay either (i) if the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, a number of ADRs of underlying equity equal to the equity ratio (or, at your option, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date), which may be worth less than the stated principal amount of the ELKS, or (ii) an amount of cash equal to the stated principal amount of the ELKS. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. Except in limited circumstances, the ELKS offer no potential for participation in any appreciation of the underlying equity. The value of any underlying equity delivered at maturity per ELKS, and accordingly its cash value, may be less than the stated principal amount of the ELKS, and could be zero.

Underlying Equity Overview

LDK Solar Co., Ltd.

LDK Solar Co., Ltd. (“LDK Solar”) manufactures multi-crystalline solar wafers and sells them globally to manufacturers of photovoltaic products including solar cells and solar modules. Solar wafers are the principal raw material used to produce solar cells which convert sunlight into electricity. Its SEC file number is 001-33464.

Information as of market close on April 18, 2011:

Bloomberg Ticker Symbol:	LDK UN
Current Stock Closing Price:	$10.85
Current Dividend Yield:	0.00%
Closing Price 52 Weeks ago (on April 16, 2010 ):	$8.43
52 Week High Intraday (on November 09, 2010):	$14.97
52 Week Low Intraday (on June 09, 2010):	$4.97

The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-33464 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see "Information about the Underlying Equity" in this offering summary.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of LDK Solar's publicly available documents and has not made any due diligence investigation or inquiry of LDK Solar in connection with the offering of the ELKS. We make no representation that the publicly available information about LDK Solar is accurate or complete. The ELKS represent obligations of Citigroup Funding only. LDK Solar is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Key Investment Information

The ELKS offer a short-term income oriented strategy linked to the underlying equity.

■        A coupon per annum which is higher than the current dividend yield on the underlying equity.

■        Except in limited circumstances, no potential to participate in any appreciation of the underlying equity.

■        Payment at maturity may be less than the stated principal amount of your investment in the ELKS.

The ELKS pay an above-market coupon and offer contingent protection against declines in the underlying equity in exchange for the risk that you receive ADRs of the underlying equity worth less than the stated principal amount at maturity. If the trading price of the underlying equity has declined to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, the amount you receive at maturity may be less than the stated principal amount of your initial investment in the ELKS and could be zero. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. Except in certain limited circumstances the ELKS offer no potential for participation in any appreciation of the underlying equity.

April 2011	Page 2

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Enhanced Yield

■        A coupon paid at maturity, with a per annum rate that is higher than the current dividend yield on the underlying equity.

■        The coupon will be paid regardless of the performance of the underlying equity.

Best Case Scenarios

■        If the trading price of the underlying equity never declines to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, the ELKS will redeem at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying equity, even if the trading price of the underlying equity on the valuation date is above the initial equity price.

■        Alternatively, in limited circumstances, if the trading price of the underlying equity declines to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, and, on the maturity date (or on the valuation date if you elect to receive the cash value of the equity ratio) the trading price of the underlying equity is greater than the initial equity price, the ELKS will redeem for a number of ADRs of the underlying equity (or, at your option, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date) worth more than the stated principal amount.

Worst Case Scenario

■        If the trading price of the underlying equity declines to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date and, on the maturity date (or on the valuation date if you elect to receive the cash value of the ADRs at the equity ratio), the trading price of the underlying equity is at a level substantially below the initial equity price, the ELKS will redeem for a number of ADRs of the underlying equity (or, at your option, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date) worth substantially less than the stated principal amount and which may be worth zero. In this worst case scenario, the ELKS will have outperformed the underlying equity on a per annum basis by the difference between the coupon and any dividends paid on the underlying equity.

Summary of Selected Key Risks (see page 10)

■        No guaranteed return of principal.

■        Except in limited circumstances, the ELKS will not provide investors with any appreciation in the underlying equity.

■        The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.

■        Under particular circumstances, the return on your investment in the ELKS may be less than the amount that would be paid on conventional debt securities issued by us (and guaranteed by Citigroup Inc.) with similar maturities.

■        Secondary trading may be limited, and the inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■        The U.S. federal income tax consequences of an investment in the ELKS are uncertain.

■        The market price of the underlying equity is influenced by many unpredictable factors.

■        The volatility of the price of the underlying equity, including any time on any trading day, may result in your receiving an amount at maturity that is less than the stated principal amount of the ELKS and that could be zero.

■        Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■        The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS.

■        There are important differences between the rights of the holders of the ADRs representing ordinary shares of LDK Solar Co., Ltd. and the rights of holder of ordinary shares of LDK Solar Co., Ltd.

■        Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or commentary that may influence the price of LDK Solar ADRs and, therefore, the value of the ELKS.

■        Citigroup Funding or its affiliates may engage in business with or involving the underlying equity issuer without regard to your interests.

■        The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity.

April 2011	Page 3

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Fact Sheet

The ELKS offered are senior unsecured obligations of Citigroup Funding, will pay a coupon at the interest rate per annum specified below and will have the terms described in the accompanying ELKS product supplement, the prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity the ELKS will pay either (1) a fixed number of ADRs of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines to or below the downside threshold price, or (2) $10 in cash. The ELKS do not guarantee any return of principal at maturity. The ELKS are senior notes issued as part of Citigroup Funding's Series D Medium-Term Notes program. All payments on the ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding's parent company and the guarantor of any payments due on the ELKS. “ELKS” is a registered service mark of Citigroup Global Markets.

Expected Key Dates:
Pricing Date:	Issue Date:	Maturity Date:
April , 2011 (expected to price on or about April 19, 2011, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).	April , 2011 (three business days after the pricing date)	July , 2011 (expected to be on or about July 22, 2011)

Key Terms:
Issuer:	Citigroup Funding Inc.
Guarantee:

Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Principal Due at Maturity :	Payment at maturity may be less than the stated principal amount of your investment in the ELKS.
Aggregate principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Payment at maturity:

Either: (1) a fixed number of ADRs of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date) if the price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines to or below the downside threshold price (to be determined on the pricing date), or (2) $10 in cash.

Cash election right:

You may elect to receive from Citigroup Funding, for each ELKS you hold on the maturity date, the cash value of the ADRs of the underlying equity, determined as of the valuation date, you would otherwise be entitled to at maturity. If you elect to exercise the cash election right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date.

You should refer to the section "Description of the ELKS — Determination of the Amount to be Received at Maturity" in the accompanying ELKS product supplement for more information about the cash election right.

Equity ratio:	The number of ADRs of the underlying equity per ELKS which is equal to $10 divided by the initial equity price (actual equity ratio to be determined on the pricing date).
Downside threshold price:	$Space (60.00% of the initial equity price).
Valuation date:	July , 2011 (expected to be three trading days before the maturity date)
Coupon:

10.00% to 11.50% per annum (approximately 2.50% to 2.88% for the term of the ELKS) (to be determined on the pricing date), paid at maturity and computed on the basis of a 360-day year of twelve 30-day months.

April 2011	Page 4

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Coupon payment date:

July    , 2011 (the Maturity Date).
If the coupon payment date, which is the maturity date, is not a business day, then the coupon payment need not be made on that date. The coupon payment may be made on the next succeeding business day with the same force and effect as if made on the stated maturity date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose names the ELKS are registered at the close of business on the third business day preceding the coupon payment date.

Composition of coupon payment:

The total coupon of approximately $0.2500 to $0.2875 per ELKS (to be determined on the pricing date), will be composed of interest in the amount of $Space  and an option premium in the amount of $Space.

For additional information on the composition of coupon payment, see "General Information —Tax considerations."

Underlying equity:	The Common Stock of LDK Solar Co., Ltd. (NYSE symbol: "LDK").
Initial equity price:	$Space, the closing price of the underlying equity on the pricing date.
Risk factors:	Please see "Risk Factors" beginning on page 10.

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	17316G131
ISIN:	US17316G1316
Tax considerations:

The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper tax treatment of the ELKS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the ELKS and subject to the discussion in the accompanying ELKS product supplement under “Certain United States Federal Income Tax Considerations,” you agree with the issuer to treat an ELKS, under current law, as an option on a forward contract, pursuant to which forward contract, at maturity you will purchase ADRs of the underlying equity (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amount invested by you as a cash deposit that will be used to satisfy your purchase obligation. Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below and in the section of the accompanying ELKS product supplement.

Of the total coupon payable on the ELKS, approximately 2% (to be determined on the pricing date) will be characterized as the interest component and approximately 98% (to be determined on the pricing date) will be characterized as the option premium component. You will be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS. If you hold the ELKS until they mature, if you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest component), and (y) your purchase price for the ELKS. If you receive ADRs of the underlying equity upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the ADRs of the underlying equity, and your tax basis in the ADRs of the underlying equity generally will equal your purchase price for the ELKS less the amount of the entire option premium.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the "IRS") released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized

April 2011	Page 5

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under "Risk Factors – Structure Specific Risk Factors" in this offering summary and the discussion under "Certain United States Federal Income Tax Considerations" in the accompanying ELKS product supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the ELKS by taking positions in the underlying equity, in options contracts on the underlying equity listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying equity, and, accordingly, potentially increase the initial equity price and the downside threshold price of the ELKS, and, therefore, the price at which the underlying equity must trade on each trading day from but excluding the pricing date to and including the valuation date before you would receive for each ELKS at maturity an amount of cash or ADRs of the underlying equity worth as much as the stated principal amount of the ELKS. For further information on our use of proceeds and hedging, see "Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?" in the accompanying ELKS product supplement.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate, employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section "ERISA Matters" in the accompanying ELKS product supplement for more information.

April 2011	Page 6

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Fees and selling concessions

Citigroup Global Markets Inc. an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.1000 for each ELKS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors, collectively a fixed selling concession of $0.1000 for each ELKS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit  from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to Risk Factors below and Risk Factors Relating to the ELKS and Plan of Distribution; Conflicts of Interest in the accompanying ELKS product supplement for more information.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the ELKS distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the ELKS will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly, without the prior written consent of the client.

Contact:

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

This offering summary represents a summary of the terms and conditions of the ELKS. We encourage you to read the accompanying ELKS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, before you invest in the ELKS.

April 2011	Page 7

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

How ELKS Work

The following payment scenarios illustrate the potential payments on the ELKS at maturity.

Payment Scenario 1

The trading price of the underlying equity never falls to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, and you receive the coupon at maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying equity, even if the trading price of the underlying equity is above the initial equity price on the valuation date.

Payment Scenario 2

The trading price of the underlying equity falls to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, in which case, at maturity, the ELKS redeem for ADRs of the underlying equity (or, at your option, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date). If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying ADRs equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you ADRs based on its closing price on the valuation date. Citigroup Global Markets has agreed to act as stock delivery agent for the ELKS. The value of the underlying equity on the maturity date (or on the valuation date if you elect to receive the cash value of the equity ratio) may be less than, greater than or equal to the stated principal amount of the ELKS. You will receive the coupon at maturity in any event.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS, assuming a 3-month term, for a range of hypothetical trading prices for the underlying equity on the maturity date, depending on whether at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, the trading price of the underlying equity has or has not decreased to or below the downside threshold price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how ELKS work (and do not reflect the actual initial equity price of the underlying equity, equity ratio, downside threshold price or coupon per annum of the ELKS):

Stated principal amount (per ELKS):	$10.00
Initial equity price:	$11.00 (the hypothetical closing price of one ADR of the underlying equity on the pricing date)
Equity ratio:	0.90909 (the $10.00 stated principal amount per ELKS divided by the hypothetical initial equity price)
Downside threshold price:	$6.60 (60.00% of the hypothetical initial equity price)
Coupon per annum:	10.75%
Annualized dividend yield:	0.00%
Maturity Date:	3 months after the issue date

The closing price of the underlying equity on the valuation date is the same as the closing price on the maturity date.

April 2011	Page 8

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

TABLE 1: At maturity, unless the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date, your payment at maturity per ELKS will equal the stated principal amount of the ELKS in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 3-month term) on a $10.00 investment in the ELKS on the basis that the trading price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $6.60 on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date.

Hypothetical underlying equity trading price on maturity date	Value of ADRs of the underlying equity or cash delivery amount at maturity per ELKS	Total coupon payment per ELKS	Value of total payment per ELKS	Total return of the underlying equity	Total return of ELKS
$0.00	NA	NA	NA	NA	NA
$7.70	$10.00	$0.269	$10.269	-30.00%	2.69%
$8.80	$10.00	$0.269	$10.269	-20.00%	2.69%
$9.90	$10.00	$0.269	$10.269	-10.00%	2.69%
$11.00	$10.00	$0.269	$10.269	0.00%	2.69%
$13.75	$10.00	$0.269	$10.269	25.00%	2.69%
$16.50	$10.00	$0.269	$10.269	50.00%	2.69%
$19.25	$10.00	$0.269	$10.269	75.00%	2.69%
$22.00	$10.00	$0.269	$10.269	100.00%	2.69%

    Spacer

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 3-month term) on a $10.00 investment in the ELKS if the trading price of the underlying equity has decreased to or below the hypothetical downside threshold price of $6.60 on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date. In each of these examples, the payment at maturity would be made by delivery of ADRs of the underlying equity (or, at your option, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date). The value of such ADRs may be less than, greater than or equal to the stated principal amount of the ELKS.

Hypothetical underlying equity trading price on maturity date	Value of ADRs of the underlying equity or cash delivery amount at maturity per ELKS	Total coupon payment per ELKS	Value of total payment per ELKS	Total return of the underlying equity	Total return of ELKS
$0.00	$0.00	$0.269	$0.269	-100.00%	-97.31%
$7.70	$7.00	$0.269	$7.269	-30.00%	-27.31%
$8.80	$8.00	$0.269	$8.269	-20.00%	-17.31%
$9.90	$9.00	$0.269	$9.269	-10.00%	-7.31%
$11.00	$10.00	$0.269	$10.269	0.00%	2.69%
$13.75	$12.50	$0.269	$12.769	25.00%	27.69%
$16.50	$15.00	$0.269	$15.269	50.00%	52.69%
$19.25	$17.50	$0.269	$17.769	75.00%	77.69%
$22.00	$20.00	$0.269	$20.269	100.00%	102.69%

Because the trading price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on whether the trading price of the underlying equity falls to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date.

April 2011	Page 9

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Risk Factors

The ELKS offered by this offering summary are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS. For a complete list of risk factors, you should read "Risk Factors Relating to the ELKS” in the accompanying ELKS product supplement and “Risk Factors" in the related prospectus supplement.

Structure Specific Risk Factors

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■        You may not receive a return of principal. The payment to investors at maturity will either be (1) a fixed number of ADRs of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those ADRs based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines to or below the downside threshold price, or (2) $10 in cash. If, at maturity, investors receive ADRs of the underlying equity, or the cash value of those ADRs based on the closing price of the underlying equity on the valuation date, in exchange for the ELKS, the value of those ADRs or the cash may be less than the stated principal amount of the ELKS and could be zero. See "How ELKS Work" on page 8.

■        Market price influenced by many unpredictable factors. Several factors will influence the value of the ELKS in the secondary market. Although the issuer expects that generally the trading prices of the underlying equity on any day will affect the value of the ELKS more than any other single factor, other factors that may influence the value of the ELKS include: whether the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day), the volatility and dividend rate on the underlying equity, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the ELKS, any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc., and the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the equity ratio.

■        Volatility of the price of the underlying equity. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the ELKS at maturity, if any, depends upon the price of the underlying equity from but excluding the pricing date to and including the valuation date and may be based on the trading price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio), the volatility of the price of the underlying equity may result in your receiving an amount at maturity that is less than the stated principal amount of the ELKS and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see "Information About the Underlying Equity — Historical Information" and "— LDK Solar Co., Ltd. ADR Trading Prices January 02, 2006 to April 18, 2011" in this offering summary for more information on the historical prices of ADRs of the underlying equity.

■        The ELKS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes in its credit ratings or credit spreads may adversely affect the market value of the ELKS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS, to pay all amounts due on the ELKS on interest payment dates and at maturity, and, therefore, investors are subject to the credit risk  of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the ELKS.

■        Appreciation only in limited circumstances. You will not participate in any appreciation in the price of the underlying equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines from the initial equity price to be less than or equal to the downside threshold price and (ii) the trading price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio) is greater than the initial equity price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the underlying equity, or on a direct investment in the underlying equity, if the price of the underlying equity at maturity (or on the valuation date, as applicable) is significantly greater than the initial equity price but you do not receive ADRs of the underlying equity (or the cash value of those ADRs) at maturity because the trading price of the underlying equity has never fallen to or below the downside threshold price.

■        Potential for a lower comparative yield. If the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date and the trading price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio) is less than approximately $Spa  (resulting in your receiving a total amount at maturity that is less than the stated principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) with a comparable maturity.

April 2011	Page 10

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

■        We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

■        The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity. The amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying equity issuer that modify its capital structure and a number of other transactions involving the underlying equity issuer, as well as for the liquidation, dissolution or winding up of the underlying equity issuer. You should refer to the section "Description of the ELKS — Dilution Adjustments" in the accompanying ELKS product supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of ADRs for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of the underlying equity, these other events may reduce the amount you receive at maturity on the ELKS. Additionally, the market price of the ELKS may be materially and adversely affected.

■        Market price influenced by inclusion of underwriting fees and projected profit from hedging activity. The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the ELKS in secondary market transactions will likely be lower than the issue price, since the issue price includes and secondary market prices are likely to exclude, underwriting fees paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the ELKS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the ELKS declines. In addition, any secondary market prices for the ELKS may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying ELKS product supplement.

■        No shareholder rights. Investing in the ELKS is not equivalent to investing in the underlying equity. Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■        The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

●        Please read the discussion under "Fact Sheet — General Information —Tax considerations" in this offering summary and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying ELKS product supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS. If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in this offering summary and the accompanying ELKS product supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws including those discussed in the Tax Disclosure Sections.

April 2011	Page 11

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Other Risk Factors

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■        There are important differences between the rights of holders of ADRs representing ordinary shares of LDK Solar Co., Ltd. and the rights of holders of ordinary shares of LDK Solar Co., Ltd. Because the ELKS are linked to the performance of an ADR representing an ordinary share of LDK Solar Co., Ltd., you should be aware that your ELKS are linked to the price of the ADRs and not the ordinary shares of LDK Solar Co., Ltd. (which we refer to as the underlying equity) and there exist important differences between the rights of holders of ADRs and the underlying equity. Each ADR is a security evidenced by American Depositary Shares that represents one ordinary share of LDK Solar Co., Ltd. The ADRs are issued under a deposit agreement, which sets forth the rights and responsibilities of the ADR depositary, LDK Solar Co., Ltd., and holders of the ADRs, which may be different from the rights of holders of the underlying equity. For example, LDK Solar Co., Ltd. may make distributions in respect of the underlying equity that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the underlying equity may be significant and may materially and adversely affect the value of the ELKS.

■        Exchange listing and secondary market. The ELKS will not be listed on any securities exchange. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to maturity.

■        The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS. As calculation agent, Citigroup Global Markets will determine the initial equity price, whether the price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date decreases to or below the downside threshold price, whether a market disruption event has occurred, the appropriate payment you receive at maturity (including, if you elect to receive the cash value of the underlying equity at maturity, such cash value), and any adjustments to the equity ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the payment to you on the ELKS at maturity.

■        Citigroup Funding’s hedging and trading activity could adversely affect the value of the ELKS. We expect to hedge our obligations under the ELKS through one or more of our affiliates, which will carry out hedging activity related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity. Our affiliates also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses. Any of this hedging or trading activity on or prior to the pricing date could potentially increase the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging or trading activity could potentially affect whether the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or ADRs of the underlying equity (or the cash value of those ADRs based on their closing price on the valuation date) at maturity. Furthermore, if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) has decreased to or below the downside threshold price such that you could receive ADRs of the underlying equity (or, at your option, the cash value of those ADRs based on their trading price on the valuation date) at maturity, our affiliates’ trading activity prior to or at maturity could adversely affect the trading price of those ADRs of the underlying equity.

■        Affiliate research reports and commentary. Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding LDK Solar ADRs or other matters that may influence the price of LDK Solar ADRs and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS.

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For further discussion of these and other risks you should read the section entitled "Risk Factors Relating to the ELKS" in the accompanying ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers, before you invest in the ELKS.

April 2011	Page 12

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Information about the Underlying Equity

LDK Solar Co., Ltd. (“LDK Solar”) manufactures multi-crystalline solar wafers and sells them globally to manufacturers of photovoltaic products including solar cells and solar modules. Solar wafers are the principal raw material used to produce solar cells which convert sunlight into electricity. The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by LDK Solar pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-33464 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding LDK Solar may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This offering summary relates only to the ELKS offered hereby and does not relate to the underlying equity or other securities of LDK Solar. We have derived all disclosures contained in this offering summary regarding LDK Solar from the publicly available documents described in the preceding paragraph. In connection with the offering of the ELKS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to LDK Solar. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding LDK Solar is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. LDK Solar is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying equity.

April 2011	Page 13

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

Historical Information

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The following table sets forth the published high and low intra-day trading prices for, and dividends paid on, the underlying equity from January 02, 2006 through April 18, 2011. The associated graph shows the trading prices for the underlying equity for each day from January 02, 2006 to April 12, 2011. The issuer obtained the trading prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

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LDK Solar Co., Ltd. ADRs	High	Low	Dividends
2006
First Quarter	$0.00	$0.00	$0.00
Second Quarter	$0.00	$0.00	$0.00
Third Quarter	$0.00	$0.00	$0.00
Fourth Quarter	$0.00	$0.00	$0.00
2007
First Quarter	$0.00	$0.00	$0.00
Second Quarter	$32.50	$22.27	$0.00
Third Quarter	$76.75	$31.57	$0.00
Fourth Quarter	$75.25	$26.15	$0.00
2008
First Quarter	$51.60	$19.64	$0.00
Second Quarter	$47.62	$27.20	$0.00
Third Quarter	$52.40	$26.02	$0.00
Fourth Quarter	$33.87	$9.49	$0.00
2009
First Quarter	$16.46	$3.75	$0.00
Second Quarter	$14.27	$6.08	$0.00
Third Quarter	$12.40	$8.25	$0.00
Fourth Quarter	$9.42	$5.06	$0.00
2010
First Quarter	$8.41	$5.86	$0.00
Second Quarter	$8.53	$4.97	$0.00
Third Quarter	$10.84	$5.00	$0.00
Fourth Quarter	$14.97	$9.63	$0.00
2011
First Quarter	$14.96	$10.22	$0.00
Second Quarter (through April 18, 2011)	$11.08	$10.46	$0.00

We make no representation as to the amount of dividends, if any, that LDK Solar may pay in the future. In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of LDK Solar.

April 2011	Page 14

Citigroup Funding Inc.
ELKS Based on the American Depositary Shares Representing Ordinary Shares of LDK Solar Co., Ltd. Due July 22, 2011 Equity Linked Securities ("ELKS®")

LDK Solar Co., Ltd. ADRs Closing Prices January 02, 2006 to April 12, 2011

Additional Considerations

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of Spa% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2011	Page 15

Citigroup Funding Inc.